As filed with the Securities and Exchange Commission on November 19, 2009
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933 ___________________________________

Ramtron International Corporation
(Exact name of registrant as specified in its charter)

Delaware	84-0962308
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of Principal Executive Offices)	(Zip Code)

2005 Incentive Award Plan
(Full title of the plan)
____________________________ William W. Staunton III Chief Executive Officer Ramtron International Corporation 1850 Ramtron Drive Colorado Springs, CO 80921
(Name and address of agent for service)

(719) 481-7000
(Telephone number, including area code, of agent for service)

Copy to:

John A. St. Clair, Esq.
Jones Day
555 South Flower St., Fiftieth Floor
Los Angeles, CA 90071
Tel: (213) 489-3939
Fax: (213) 243-2539

_________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                           Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)           Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value, including related rights to purchase Series B Participating Preferred Stock	1,603,544(3)	$1.81	$2,902,415	$162.00
(1)   Represents 1,603,544 shares of our common stock, $0.01 par value (“Common Stock”), of Ramtron International Corporation (the "Company”) issuable pursuant to awards granted under our 2005 Incentive Award Plan (as amended and restated, the “2005 Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2005 Plan as the result of any future stock split, stock dividend or similar adjustment of the Company’s outstanding Common Stock, and including related rights to purchase Series B Participating Preferred Stock that may be issued pursuant to the Rights Agreement, dated April 19, 2001, between the registrant and Computershare Trust Company, N.A., as rights agent.

(2)   Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of $1.81 per share, the average of the high and low prices per share of the Company’s Common Stock reported by the NASDAQ Global Market on November 17, 2009.

(3)   The 1,603,544 shares of Common Stock being registered on this registration statement are shares that were previously available for issuance under the Company’s 1995 Stock Option Plan (as amended, the “1995 Plan”), which shares had not been issued, or were subject to awards under the 1995 Plan that as of the date of this registration statement had expired, were forfeited or have become unexercisable for any reason, and have been carried forward to and included in the reserve of shares available for  issuance pursuant to the 2005 Plan in accordance with the terms of the 2005 Plan (the “Carryover Shares”).  An additional 2,203,265 shares of Common Stock are currently subject to outstanding awards under the 1995 Plan and could potentially become available for issuance in the future under the 2005 Plan to the extent such awards expire, are forfeited or become unexercisable for any reason, but such shares are not at this time covered by this Registration Statement.  The Carryover Shares were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on September 18, 1996 (File No. 333-12265), March 29, 2000 (File No. 333-33554), May 9, 2001 (File No. 333-60594) and July 30, 2001 (File No. 333-66252) (collectively, the “Prior 1995 Plan Registration Statements”).  Concurrently with the filing of this Registration Statement, the Company will file a post-effective amendment to each of the Prior 1995 Plan Registration Statements de-registering the Carryover Shares that are being registered on this Registration Statement.

Pursuant to Rule 429 under the Securities Act, the prospectus prepared in accordance with Part I hereof also relates to shares of Common Stock issuable under the 2005 Plan previously registered under Registration Statement on Form S-8 (File No. 333-133760).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give the documents containing the information required by Part I of Form S-8 to participants in the 2005 Incentive Award Plan (as Amended and Restated) pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3.  Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this registration statement as of their respective dates of filing:

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on February 2, 2009 (File No. 000-17739), including certain information incorporated by reference from our Definitive Proxy Statement on Schedule 14A for our 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2009;

•
Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2009; three and six months ended June 30, 2009; and three and nine months ended September 30, 2009, as filed with the SEC on May 8, 2009, August 5, 2009 and November 4, 2009, respectively  (File No. 000-17739);

•	Our Current Reports on Form 8-K, as filed with the SEC on February 12, 2009, March 17, 2009, June 29, 2009, August 24, 2009 and September 9, 2009, respectively (File No. 000-17739).
•	The description of our common stock set forth in Item 11 of our registration statement on Form 10, as amended (File No. 0-17739), including any amendment or report updating such description; and
•
The description of our Series B Participating Preferred Stock set forth in Item 1 of our registration statement on Form 8-A12G (File No. 000-17739), including any amendment or report updating such description.

In addition, all documents that we file after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, also shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide without charge, on written or oral request, a copy of any or all of the documents which have been or may be incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this registration statement incorporates).  You should direct any requests for such copies to Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado 80921, Attention:  Investor Relations, telephone:  719-481-7000.

 Item 4.  Description of Securities.

Not applicable.

 Item 5.  Interests of Named Experts and Counsel.

Not applicable.

 Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as employees and other individuals (each an "Indemnified Party," and collectively, "Indemnified Parties"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the corporation (a "derivative action"), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that a corporation may only indemnify an Indemnified Party for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such derivative action.  Additionally, in the context of a derivative action, DGCL Section 145 requires court approval before there can be any indemnification where an Indemnified Party has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

We have adopted provisions in our Certificate of Incorporation that limit the liability of our directors to the fullest extent permitted by the DGCL for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect such liability:  (i) for any breach of a director's duty of loyalty to Ramtron or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which a director derived an improper personal benefit.

Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law.  We also maintain on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

 Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

(a)

Exhibit Number	Description of Exhibits
4.1
Certificate of Incorporation of Ramtron International Corporation, as amended. (Incorporated by reference to our Annual Report on Form 10-K (Commission File No. 0-17739) for the year ended December 31, 1999, filed with the SEC on March 29, 2000).

4.2	Bylaws of Ramtron International Corporation, as amended. (Incorporated by reference to our Form 8-K (Commission File No. 0-17739) filed with the SEC on May 1, 2007).
4.3
Rights Agreement, dated April 19, 2001, between Ramtron International Corporation and Computershare Trust Company, N.A. (as successor to Citibank, N.A.) (Incorporated by reference to our Form 8-A12G (Commission File No. 0-17739) filed with the SEC on May 8, 2001).

4.4
Certificate of Designation, Preferences and Rights of Series B Participating Preferred Stock of Ramtron International Corporation (Incorporated by reference to our Form 8-A12G (Commission File No. 0-17739) filed with the SEC on May 8, 2001).

4.5
Ramtron International Corporation’s Amended and Restated 2005 Incentive Award Plan (Incorporated by reference to our Annual Report on Form 10-K (Commission File No. 0-17739) for the year ended December 31, 2008, filed with the SEC on February 2, 2009).

5.1	Opinion of Jones Day*
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC*
23.2	Consent of KPMG LLP*
23.3	Consent of Jones Day (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page hereto)

*  Filed herewith.

 Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Colorado Springs, State of Colorado on this 19th day of November 2009.

Ramtron International Corporation

By: /s/ William W. Staunton, III
William W. Staunton, III
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Staunton, III and Eric A. Balzer, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William G. Howard, Jr.	Chairman of the Board of Directors	November 19, 2009
William G. Howard, Jr.

/s/ William W. Staunton, III	Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009
William W. Staunton, III

/s/ Eric A. Balzer	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 19, 2009
Eric A. Balzer

/s/ William L. George	Director	November 19, 2009
William L. George

/s/ Jack L. Saltich	Director	November 19, 2009
Jack L. Saltich

/s/ Theodore J. Coburn	Director	November 19, 2009
Theodore J. Coburn

/s/ Eric Kuo	Director	November 19, 2009
Eric Kuo